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                                                                    EXHIBIT 99.1

                                 PRESS RELEASE
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Date:     May 22, 2000
Contact:  Robert Schaal, Gulf States Steel, Inc. (256/543-6105)

GADSDEN, ALABAMA-- Gulf States Steel, Inc. (the Company) of Alabama announced that it had filed its proposed Plan of Reorganization in its Chapter-11 reorganization case with the United States Bankruptcy Court for the Northern District of Alabama. According to Gulf States Chairman and CEO Robert Schaal, "We have been working hard to pull all of the pieces together so we can have a successful reorganization that will ensure the long-term viability of the Company." The Plan calls for the Company's $230 million of mortgage note and trade debt creditors to receive 65% of the common stock of the reorganized Company in full satisfaction of their claims. Miscellaneous equipment lessors and secured creditors would be paid in installments over five years. In addition, the Company would continue to make payments promised to vendors under the Preferred Vendor Program, so long as vendors continued to extend credit. Vendors who provide normalized credit post-confirmation would get the benefit of a new stock buyback program under which the stock they received as a result of the reorganization could be offered to the Company for repurchase.

The Plan requires that the Company obtain an 85% federal loan guarantee of $130 million of new bank debt to be provided by Bank of America N.A. and a group of other banks, as well as obtain an additional $75 million revolving loan to cover working capital needs. A new equity investment of $5 million would be provided by a group including mortgage note-holders in exchange for 35% of the reorganized Company's stock.

The Company recently supplemented its federal guarantee loan application with the commitment letters from its sources of financing. Bank of America is committed to providing the financing subject to certain conditions, including the grant of the federal guarantee and the Company's obtaining an economically acceptable five-year collective bargaining agreement. Schaal noted, "Securing the
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benefits of the federal loan guarantee will require final approval of a labor contract with total economic cost no greater than the "final agreements" rejected by the Union membership in April and May. It is unfortunate that we could not get final agreement for a contract to assist us in getting a favorable ruling before the Loan Guarantee Board began making its decisions." The Director of the Loan Guarantee Board has advised the Company that decisions on all of the applications will be made very soon. The Company believes that the Board's credit analysis of the applications was completed last week and that the legal analysis of the documentation that has been submitted is expected to be completed this coming week. A final decision could come any time thereafter.

According to Schaal, a $171 million capital improvement program over the next five years to increase competitiveness and profitability hinges on getting the federal guarantee and successful negotiation of a new labor agreement. The new loan facility and cash to be generated from operations would finance that program. In addition, the proceeds of the Bank of America loans and the equity investment would be used to provide working capital, retire debtor-in-possession debt, cover the costs of the restructuring of the company, and make environmental improvements.

In a parallel related development, an order by the federal district court for the Northern District of Alabama approving the consent decree resolving all pending claims against the Company for violations of the Clean Water Act and potential claims under the federal CERCLA law was entered last week. The period for comments on the proposed decree closed on May 17, without objection to entry of the order from any party. Schaal observed, "We have been trying to act as responsible corporate citizens to deal with environmental damage done long ago. However, the Department of Justice, EPA, the Company and even the District Judge recognize that without the new labor contract and the federal loan guarantee, there will be no way we can perform our obligations under the consent decree, and that will be a real tragedy for this community." As Judge Buttram, the U.
S. District Judge wrote when entering the environmental consent decree, ... "the Court is well aware that Defendant Gulf States Steel, Inc. has made application for a federally insured loan and that it intends to utilize a portion of the proceeds of said loan to meet its environmental obligations. The Court is also aware that Defendant Gulf States Steel, Inc. and the United Steelworkers of America (the union representing the non-management employees of Gulf States Steel) have yet to reach a new collective bargaining agreement to replace the present agreement which expires on October 1, 2000 and that failure to reach such new agreement will likely adversely impact the loan application. The Court hopes that the company and the union can resolve their differences without compromising their principles. When all else fails a good dose of logic and common sense will usually break an impasse and lead to a just and fair conclusion."